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                                                                     EXHIBIT 5.1
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                                                               December 16, 1998
TranSwitch Corporation
Three Enterprise Drive
Shelton, CT  06484

     RE: Registration Statement on Form S-3
         Relating to 1,955,000 shares of Common Stock
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Dear Sir or Madam:

     We are counsel to TranSwitch Corporation, a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement"), covering the offer and sale by the Company of up to 1,955,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), pursuant to the terms described in the Registration Statement.

     The 1,955,000 shares of Common Stock covered by the Registration Statement consist of 1,700,000 shares of Common Stock being sold by the Company and an additional 255,000 shares subject to an over-allotment option granted by the Company to the underwriters named in the prospectus (the "Prospectus") included in the Registration Statement.

     We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued pursuant to the Underwriting Agreement filed as an exhibit to the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                    Very truly yours,

                                    /s/ Testa, Hurwitz & Thibeault, LLP
                                    Testa, Hurwitz & Thibeault, LLP